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                                                                    EXHIBIT 10.2

                     AMENDMENT TO STOCK PURCHASE AGREEMENT

This amendment ("Amendment") to the Stock Purchase Agreement dated as of 01 October, 1998 by and between Palisades Capital, Inc. and Charles Beilman (the "Agreement") is dated as of __ December, 1998. Each and all of the defined terms in the Agreement are adopted and incorporated into the Amendment.

The Agreement is hereby amended as follows:

     1) Section 1.02(a) of the Agreement as presently existing is hereby deleted and the following substituted therefor:

     "Buyer shall pay to Seller the sum of two million dollars ($2,000,000) as follows: (i) two hundred twenty five thousand dollars ($225,000) receipt of which is hereby acknowledged by Seller; (ii) thirty thousand dollars ($30,000) on or before January 16, 1998; and (iii) the balance of one million seven hundred forty five thousand dollars ($1,745,000) on February 26, 1998."

     2) Section 1.02(e)(i) of the Agreement as presently existing is hereby deleted and the following is substituted therefor:

     "As additional consideration hereunder, Seller shall have a seat on the Board of Directors of CD after this transaction is completed and shall be Chief Operating Officer of CD. Seller shall also have a seat on the Board of Directors of any public company into which CD may be merged. Seller shall enter into an employment agreement as set forth in Exhibit A. Seller shall serve as the Chief Operating Officer and the Chief Technical Officer of CD or any company into which it shall be merged."

     3)  The following Section 1.02(h) is hereby added to the Agreement:

     "(i) Buyer contemplates the acquisition of control of a public company ("Public Company") whose shares are trading on the Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc. Seller has agreed to reduce the balance of the cash purchase price of CD Universe as previously set forth in Section 1.02(a) from $3,745,000 to $1,745,000. In consideration therefor, Seller shall be issued, in addition to shares of common stock to which he would be entitled upon exchange of his shares in CD Universe, shares of common stock of the Public Company having a
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     value of $3,000,000. The number of shares to be issued shall be valued based upon the average of the closing bid prices of the shares of Public Company, as reported on the Electronic Bulletin Board for the first twenty trading days after CD Universe has been merged with or acquired by the Shell."
     "(ii) As "downside protection" Seller will receive no less than 1,000,000 shares of common stock of the Public Company pursuant to Paragraph (i) of this Section 1.02(h). Such shares will be issued as soon as possible following the acquisition of control of the Public Company."


     4) In all other respects the Agreement remains unchanged and in full force and effect as of the date hereof.

IN WITNESS WHEREOF this Amendment has been duly executed by the parties hereto on the date first above written.

PALISADES CAPITAL, INC.              CD UNIVERSE, INC.


By:__________________________    By:___________________________
   Brad Greenspan, President        Charles Beilman, President



_________________________________
Charles Beilman, an individual